MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
                PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of the Balanced, Capital Appreciation, Emerging Market, International Equity, International Equity Index, Mid-Cap Equity, Small Cap Equity, Sunbelt Equity, Value Income Stock, Florida Tax-Exempt, Georgia Tax-Exempt, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Short-Term Bond, Short-Term Treasury, U.S. Government Securities, Institutional Cash Management Money Market, Institutional U.S. Treasury Money Market, Prime Quality Money Market, Tax-Exempt Money Market, and U.S. Government Money Market Funds of STI Classic Funds (the "Trust"), and the Capital Growth, Investment Grade Bond, Mid-Cap Equity, Small Cap Equity, and Value Income portfolios of STI Classic Variable Trust Funds (the "Trust"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.

Based on this evaluation, we assert that the Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998 and from May 31, 1998 (last examination date) through June 30, 1998, with respect to securities reflected in the investment account of the Trust.




SunTrust Bank, Atlanta

By:      /s/ Susan Grider

         ---------------------------
         Susan Grider, Trust Officer

                   [Adopted in Release No. IC-17085 (84,434),
                  effective September 25, 1989, 54 F.R. 32048]
                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                                  FORM N-17F-2

FORM N-17F-2
Certificate of Accounting of Securities and Similar Investments in the Custody
                           of Management Investment Companies

                    Pursuant to Rule 17f-2 [17CFR 270.17f-2]

-------------------------------------------     --------------------------------
1. Investment Company Act File Number:          Date Examination Complete:
                                                6/30/98
STI Classic Funds

--------------------------------------------------------------------------------
2.       State Identification Number

See attached Exhibit A listing the fund availability by state (If applicable the associated state permit number is provided).










--------------------------------------------------------------------------------
3. Exact number of investment  company as specified in  registration  statement:
33-45671

--------------------------------------------------------------------------------
4. Address of principal  executive  office:  (number,  street,  city, state, zip code)
One Freedom Valley
Oaks, PA  19456
--------------------------------------------------------------------------------

INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

1. All items must be completed by the investment company
2. Give this form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington DC, one copy with the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden yours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, US Securities and Exchange Commission, 450 Fifth Street NW Washington DC 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington DC 20503

STI Classic Funds

              CALIFORNIA                    A = Annual           308-6280
              COLORADO                      A = Annual           IC-9204449
              GEORGIA                       O = Other            56-920209
              ILLINOIS                      A = Annual           9839396
              INDIANA                       A = Annual           92-0250IC
              MINNESOTA                     G = Good Until S     R-35737.1
              Minnesota Exemption           A = Annual           R-35737.1
              NORTH CAROLINA                G = Good Until S     2590
              PENNSYLVANIA                  A = Annual           92-04-017MF
              VIRGINIA                      A = Annual           1724
              WEST VIRGINIA                 G = Good Until S     BC-30603
              WYOMING                       O = Other            19794

STI Classic Funds -- Equity Prospectus, Trust Shares

              KENTUCKY                      A = Annual           M29884
              LOUISIANA                     A = Annual           61354
              OHIO                          O = Other            15763
              OKLAHOMA                      A = Annual           SE-441697
              OREGON                        A = Annual           95-0841
              UTAH                          A = Annual           5-3876-45

STI Classic Funds -- Equity Funds Trust Shares Prospectus

              KENTUCKY                      A = Annual           M35676
              OHIO                          O = Other            15716
              OKLAHOMA                      A = Annual           SE-2001037
              OREGON                        A = Annual           98-1108

STI Classic Funds -- Equity Prospectus, Investor & Flex Shares

              KENTUCKY                      A = Annual           M29885
              LOUISIANA                     A = Annual           61542
              OHIO                          O = Other            15762
              OKLAHOMA                      A = Annual           SE-2001139
              OREGON                        A = Annual           95-0842
              UTAH                          A = Annual           5-6479-43

STI Classic Funds -- Fixed Inc, Ste Tax-Exempt & MM - Trust Shrs

              KENTUCKY                      A = Annual           M30194
              LOUISIANA                     A = Annual           59995
              OHIO                          O = Other            14123
              OKLAHOMA                      A = Annual           SE-502196
              OREGON                        A = Annual           95-0324
              UTAH                          A = Annual           3-2424-06

STI Classic Funds -- Fixed Inc, Ste Tax-Exempt - Investor & Flex

              KENTUCKY                      A = Annual           M28139
              LOUISIANA                     A = Annual           59210
              OHIO                          O = Other            14122
              OKLAHOMA                      A = Annual           SE-441497
              OREGON                        A = Annual           95-0323
              UTAH                          A = Annual           5-6076-49

STI Classic Funds -- Money Market Prospectus, Investor Shares

              KENTUCKY                      A = Annual           M34491
              LOUISIANA                     A = Annual           59036
              OHIO                          O = Other            16721
              OKLAHOMA                      A = Annual           SE-441397
              OREGON                        A = Annual           97-1268
              UTAH                          A = Annual           6-6323-05

STI Classic Funds -- Capital Appreciation Fund

              ALASKA                        O = Other            98-03948
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-06
              CONNECTICUT                   A = Annual           SI25216
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           41404
              KANSAS                        A = Annual           92S0001095
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 01 27
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7421

STI Classic Funds -- Capital Appreciation Fund - Flex Sha

              ARIZONA                       A = Annual           S-0053482-QUAL
              IOWA                          A = Annual           I-38347
              MASSACHUSETTS                 A = Annual           95-4523-M
              MARYLAND                      A = Annual           SM950607
              MAINE                         A = Annual           MF-R-98-11515
              MICHIGAN                      A = Annual           219829
              MISSISSIPPI                   G = Good Until S     MF-95-05-132
              MONTANA                       A = Annual           033286
              NORTH DAKOTA                  A = Annual           S144
              NEBRASKA                      A = Annual           027228
              PUERTO RICO                   A = Annual           S-15858
              SOUTH DAKOTA                  A = Annual           16210
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47765
              WASHINGTON                    G = Good Until S     C-51323
              WISCONSIN                     A = Annual           302263-03
              WEST VIRGINIA                 G = Good Until S     BC-30605

STI Classic Funds -- Capital Appreciation Fund - IS

              ARIZONA                       A = Annual           S-0053483-QUAL
              IOWA                          A = Annual           I-30585
              MASSACHUSETTS                 A = Annual           95-5690
              MARYLAND                      A = Annual           SM931638
              MAINE                         A = Annual           MF-R-98-11522
              MICHIGAN                      A = Annual           225479
              MISSISSIPPI                   A = Annual           MF-92-04-037
              MONTANA                       A = Annual           027299
              NORTH DAKOTA                  A = Annual           S145
              NEBRASKA                      A = Annual           027004
              NEW MEXICO                    A = Annual           985524
              PUERTO RICO                   A = Annual           S-13063
              SOUTH DAKOTA                  A = Annual           10002
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40328
              VERMONT                       A = Annual           4/13/92-12
              WASHINGTON                    G = Good Until S     C-34218
              WISCONSIN                     A = Annual           265914-03

STI Classic Funds -- Capital Appreciation Fund - TS

              ARIZONA                       A = Annual           S-0031248-QUAL
              IOWA                          A = Annual           I-27908
              MASSACHUSETTS                 A = Annual           95-5681
              MARYLAND                      A = Annual           SM931637
              MAINE                         A = Annual           MF-R-98-11523
              MICHIGAN                      A = Annual           219867
              MISSISSIPPI                   A = Annual           MF-92-04-036
              MONTANA                       A = Annual           030873
              NORTH DAKOTA                  G = Good Until S     H259
              NEBRASKA                      A = Annual           027005
              NEW MEXICO                    A = Annual           985522
              PUERTO RICO                   A = Annual           S-13057
              SOUTH DAKOTA                  A = Annual           15777
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40329
              VERMONT                       A = Annual           4/13/92-06
              WASHINGTON                    G = Good Until S     C-34219
              WISCONSIN                     A = Annual           265908-03

STI Classic Funds -- Value Income Stock Fund

              ALASKA                        O = Other            99-01888
              ALABAMA                       A = Annual           703493
              ARKANSAS                      A = Annual           92-M0187-17
              CONNECTICUT                   A = Annual           SI24016
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           42712
              KANSAS                        A = Annual           93S0000808
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 20 68
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7310

STI Classic Funds -- Value Income Stock Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053507-QUAL
              IOWA                          A = Annual           I-38346
              MASSACHUSETTS                 A = Annual           95-4515-M
              MARYLAND                      A = Annual           SM950602
              MAINE                         A = Annual           MF-R-98-11524
              MICHIGAN                      A = Annual           219828
              MISSISSIPPI                   G = Good Until S     MF-95-05-131
              MONTANA                       A = Annual           033295
              NORTH DAKOTA                  A = Annual           S169
              NEBRASKA                      A = Annual           027236
              PUERTO RICO                   A = Annual           S-15857
              SOUTH DAKOTA                  A = Annual           16211
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47774
              WASHINGTON                    G = Good Until S     C-51324
              WISCONSIN                     A = Annual           302256-03
              WEST VIRGINIA                 G = Good Until S     BC-30618

STI Classic Funds -- Value Income Stock Fund - IS

              ARIZONA                       A = Annual           S-0053508-QUAL
              IOWA                          A = Annual           I-37850
              MASSACHUSETTS                 A = Annual           96-5506-MR
              MARYLAND                      A = Annual           SM931629
              MAINE                         A = Annual           MF-R 99-3688
              MICHIGAN                      A = Annual           227071
              MISSISSIPPI                   A = Annual           MF-92-11-091
              MONTANA                       A = Annual           030889
              NORTH DAKOTA                  A = Annual           S170
              NEBRASKA                      A = Annual           034954
              PUERTO RICO                   A = Annual           S-13522
              SOUTH DAKOTA                  A = Annual           10001
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-41543
              WASHINGTON                    G = Good Until S     C-35360
              WISCONSIN                     A = Annual           270814-03

STI Classic Funds -- Value Income Stock Fund - TS

              ARIZONA                       A = Annual           S-0032259-QUAL
              IOWA                          A = Annual           I-29156
              MASSACHUSETTS                 A = Annual           95-5697
              MARYLAND                      A = Annual           SM931628
              MAINE                         A = Annual           MF-R 99-6162
              MICHIGAN                      A = Annual           222262
              MISSISSIPPI                   A = Annual           MF-92-11-090
              MONTANA                       A = Annual           030890
              NORTH DAKOTA                  G = Good Until S     I132
              NEBRASKA                      A = Annual           034955
              NEW MEXICO                    A = Annual           991351
              PUERTO RICO                   A = Annual           S-13523
              SOUTH DAKOTA                  A = Annual           12928
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-41544
              VERMONT                       A = Annual           #11/24/92-03
              WASHINGTON                    G = Good Until S     C-35359
              WISCONSIN                     A = Annual           270813-03

STI Classic Funds -- Mid-Cap Equity Fund

              ALASKA                        O = Other            98 01759
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-13
              CONNECTICUT                   A = Annual           SI27610
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           44102
              KANSAS                        A = Annual           94S0000560
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 50 91
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF-8019
              WEST VIRGINIA                 G = Good Until S     BC-30613

STI Classic Funds -- Mid-Cap Equity Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053494-QUAL
              IOWA                          A = Annual           I-37851
              MASSACHUSETTS                 A = Annual           95-4524-M
              MARYLAND                      A = Annual           SM950601
              MAINE                         A = Annual           MF-R-98-11525
              MICHIGAN                      A = Annual           219827
              MISSISSIPPI                   G = Good Until S     MF-95-05-133
              MONTANA                       A = Annual           033284
              NORTH DAKOTA                  A = Annual           S156
              NEBRASKA                      A = Annual           027226
              PUERTO RICO                   A = Annual           S-15861
              SOUTH DAKOTA                  A = Annual           16212
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47763
              WASHINGTON                    G = Good Until S     C-51332
              WISCONSIN                     A = Annual           302264-03

STI Classic Funds -- Mid-Cap Equity Fund - IS

              ARIZONA                       A = Annual           S-0053495-QUAL
              IOWA                          A = Annual           I-37848
              MASSACHUSETTS                 A = Annual           95-5687
              MARYLAND                      A = Annual           SM931431
              MAINE                         A = Annual           MF-R-99-5052
              MICHIGAN                      A = Annual           222054
              MISSISSIPPI                   G = Good Until S     MF-93-11-013
              MONTANA                       A = Annual           29027
              NORTH DAKOTA                  A = Annual           S157
              NEBRASKA                      A = Annual           036174
              PUERTO RICO                   A = Annual           S-14272
              SOUTH DAKOTA                  A = Annual           12416
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-43740
              WASHINGTON                    G = Good Until S     C-37326
              WISCONSIN                     A = Annual           281233-03

STI Classic Funds -- Mid-Cap Equity Fund - TS

              ARIZONA                       A = Annual           S-0037209-QUAL
              IOWA                          A = Annual           I-30758
              MASSACHUSETTS                 A = Annual           95-5678
              MARYLAND                      A = Annual           SM931428
              MAINE                         A = Annual           MF-R-99-5054
              MICHIGAN                      A = Annual           222051
              MISSISSIPPI                   G = Good Until S     MF-93-11-010
              MONTANA                       A = Annual           29028
              NORTH DAKOTA                  G = Good Until S     J825
              NEBRASKA                      A = Annual           036175
              NEW MEXICO                    A = Annual           988442
              PUERTO RICO                   A = Annual           S-14273
              SOUTH DAKOTA                  A = Annual           12417
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-43741
              VERMONT                       A = Annual           11/02/93-09
              WASHINGTON                    G = Good Until S     C-37327
              WISCONSIN                     A = Annual           281234-03

STI Classic Funds -- Balanced Fund

              ALASKA                        O = Other            98 01761
              ALABAMA                       A = Annual           703562
              ARKANSAS                      A = Annual           92-M0187-15
              CONNECTICUT                   A = Annual           SI27611
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           44100
              KANSAS                        A = Annual           94S0000561
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 56 43
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF-8020
              WEST VIRGINIA                 G = Good Until S     BC-30604

STI Classic Funds -- Balanced Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053480-QUAL
              IOWA                          A = Annual           I-38345
              MASSACHUSETTS                 A = Annual           95-4521-M
              MARYLAND                      A = Annual           SM950600
              MAINE                         A = Annual           MF-R-98-11526
              MICHIGAN                      A = Annual           219826
              MISSISSIPPI                   G = Good Until S     MF-95-05-134
              MONTANA                       A = Annual           033285
              NORTH DAKOTA                  A = Annual           S142
              NEBRASKA                      A = Annual           027227
              PUERTO RICO                   A = Annual           S-15860
              SOUTH DAKOTA                  A = Annual           16213
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47764
              WASHINGTON                    G = Good Until S     C-51325
              WISCONSIN                     A = Annual           302262-03

STI Classic Funds -- Balanced Fund - Investor Shares

              ARIZONA                       A = Annual           S-0053481-QUAL
              IOWA                          A = Annual           I-37847
              MASSACHUSETTS                 A = Annual           95-5683
              MARYLAND                      A = Annual           SM931429
              MAINE                         A = Annual           MF-R-99-5056
              MICHIGAN                      A = Annual           222052
              MISSISSIPPI                   G = Good Until S     MF-93-11-009
              MONTANA                       A = Annual           29029
              NORTH DAKOTA                  A = Annual           S143
              NEBRASKA                      A = Annual           036176
              PUERTO RICO                   A = Annual           S-14268
              SOUTH DAKOTA                  A = Annual           12418
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-43742
              WASHINGTON                    G = Good Until S     C-37328
              WISCONSIN                     A = Annual           281235-03

STI Classic Funds -- Balanced Fund - Trust Shares

              ARIZONA                       A = Annual           S-0037210-QUAL
              IOWA                          A = Annual           I-30756
              MASSACHUSETTS                 A = Annual           95-5674
              MARYLAND                      A = Annual           SM931427
              MAINE                         A = Annual           MF-R-99-5057
              MICHIGAN                      A = Annual           222049
              MISSISSIPPI                   G = Good Until S     MF-93-11-012
              MONTANA                       A = Annual           29030
              NORTH DAKOTA                  G = Good Until S     J826
              NEBRASKA                      A = Annual           036177
              NEW MEXICO                    A = Annual           684450
              PUERTO RICO                   A = Annual           S-14269
              SOUTH DAKOTA                  A = Annual           12419
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-43743
              VERMONT                       A = Annual           11/02/93-11
              WASHINGTON                    G = Good Until S     C-37329
              WISCONSIN                     A = Annual           281236-03

STI Classic Funds -- SunBelt Equity Fund

              ALASKA                        O = Other            98 01760
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-14
              CONNECTICUT                   A = Annual           SI27612
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           44101
              KANSAS                        A = Annual           94S0000562
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 56 42
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF-8018
              WEST VIRGINIA                 G = Good Until S     BC-30616

STI Classic Funds -- SunBelt Equity Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053501-QUAL
              IOWA                          A = Annual           I-38344
              MASSACHUSETTS                 A = Annual           95-4516-M
              MARYLAND                      A = Annual           SM950599
              MAINE                         A = Annual           MF-R-98-11516
              MICHIGAN                      A = Annual           219825
              MISSISSIPPI                   G = Good Until S     MF-95-05-135
              MONTANA                       A = Annual           033292
              NORTH DAKOTA                  A = Annual           S163
              NEBRASKA                      A = Annual           027234
              PUERTO RICO                   A = Annual           S-15864
              SOUTH DAKOTA                  A = Annual           16214
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47772
              WASHINGTON                    G = Good Until S     C-51326
              WISCONSIN                     A = Annual           302257-03

STI Classic Funds -- SunBelt Equity Fund - IS

              ARIZONA                       A = Annual           S-0053502-QUAL
              IOWA                          A = Annual           I-37846
              MASSACHUSETTS                 A = Annual           95-5685
              MARYLAND                      A = Annual           SM931430
              MAINE                         A = Annual           MF-R 99-5072
              MICHIGAN                      A = Annual           222053
              MISSISSIPPI                   G = Good Until S     MF-93-11-008
              MONTANA                       A = Annual           29031
              NORTH DAKOTA                  A = Annual           S164
              NEBRASKA                      A = Annual           036178
              PUERTO RICO                   A = Annual           S-14270
              SOUTH DAKOTA                  A = Annual           12420
              TENNESSEE                     A = Annual           RM98-0123
              TEXAS                         G = Good Until S     C-43744
              WASHINGTON                    G = Good Until S     C-37330
              WISCONSIN                     A = Annual           281237-03

STI Classic Funds -- SunBelt Equity Fund - Trust Shares

              ARIZONA                       A = Annual           S-0037211-QUAL
              IOWA                          A = Annual           I-30757
              MASSACHUSETTS                 A = Annual           95-5676
              MARYLAND                      A = Annual           SM931426
              MAINE                         A = Annual           MF-R-99-5055
              MICHIGAN                      A = Annual           222050
              MISSISSIPPI                   G = Good Until S     MF-93-11-011
              MONTANA                       A = Annual           29032
              NORTH DAKOTA                  G = Good Until S     J827
              NEBRASKA                      A = Annual           036179
              NEW MEXICO                    A = Annual           684449
              PUERTO RICO                   A = Annual           S-14271
              SOUTH DAKOTA                  A = Annual           12415
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-43745
              VERMONT                       A = Annual           11/02/93-10
              WASHINGTON                    G = Good Until S     C-37331
              WISCONSIN                     A = Annual           281238-03

STI Classic Funds -- International Equity Index Fund

              ALASKA                        O = Other            98-03949
              ALABAMA                       A = Annual           703798
              ARKANSAS                      A = Annual           92-M0187-10
              CONNECTICUT                   A = Annual           SI29832
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           44647
              KANSAS                        A = Annual           94S0001257
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S-26 71 81
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF8426
              WEST VIRGINIA                 G = Good Until S     BC-30609

STI Classic Funds -- International Equity Index Fund, FS

              ARIZONA                       A = Annual           S-0053486-QUAL
              IOWA                          A = Annual           I-38343
              MASSACHUSETTS                 A = Annual           95-4520-M
              MARYLAND                      A = Annual           SM950610
              MAINE                         A = Annual           MF-R-98-11517
              MICHIGAN                      A = Annual           219824
              MISSISSIPPI                   G = Good Until S     MF-95-05-136
              MONTANA                       A = Annual           033287
              NORTH DAKOTA                  A = Annual           S148
              NEBRASKA                      A = Annual           027229
              PUERTO RICO                   A = Annual           S-15863
              SOUTH DAKOTA                  A = Annual           16215
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47766
              WASHINGTON                    G = Good Until S     C-51327
              WISCONSIN                     A = Annual           302261-03

STI Classic Funds -- International Equity Index Fund - IS

              ARIZONA                       A = Annual           S-0053487-QUAL
              IOWA                          A = Annual           I-37845
              MASSACHUSETTS                 A = Annual           95-5695
              MARYLAND                      A = Annual           SM940604
              MAINE                         A = Annual           MF-R-98-11171
              MICHIGAN                      A = Annual           219814
              MISSISSIPPI                   G = Good Until S     MF-94-04-025
              MONTANA                       A = Annual           030636
              NORTH DAKOTA                  A = Annual           S149
              NEBRASKA                      A = Annual           025690
              PUERTO RICO                   A = Annual           S-14754
              SOUTH DAKOTA                  A = Annual           15767
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-44999
              WASHINGTON                    G = Good Until S     C-38415
              WISCONSIN                     A = Annual           287104-03

STI Classic Funds -- International Equity Index Fund - TS

              ARIZONA                       A = Annual           S-0039609-QUAL
              IOWA                          A = Annual           I-31788
              MASSACHUSETTS                 A = Annual           95-5692
              MARYLAND                      A = Annual           SM940603
              MAINE                         A = Annual           MF-R-98-11176
              MICHIGAN                      A = Annual           219817
              MISSISSIPPI                   G = Good Until S     MF-94-04-022
              MONTANA                       A = Annual           030637
              NORTH DAKOTA                  G = Good Until S     K651
              NEBRASKA                      A = Annual           025691
              NEW MEXICO                    A = Annual           985105
              PUERTO RICO                   A = Annual           S-14755
              SOUTH DAKOTA                  A = Annual           15766
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-45000
              VERMONT                       A = Annual           4/04/94-08
              WASHINGTON                    G = Good Until S     C-38416
              WISCONSIN                     A = Annual           287101-03

STI Classic Funds -- Investment Grade Bond Fund

              ALASKA                        O = Other            98-03950
              ALABAMA                       A = Annual           703231
              ARKANSAS                      A = Annual           92-M0187-04
              CONNECTICUT                   A = Annual           SI18368
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           41406
              KANSAS                        A = Annual           92S0001096
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 28 29 20
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7419

STI Classic Funds -- Investment Grade Bond Fd, Flex Shrs

              ARIZONA                       A = Annual           S-0053488-QUAL
              IOWA                          A = Annual           I-38342
              MASSACHUSETTS                 A = Annual           95-4510-M
              MARYLAND                      A = Annual           SM950609
              MAINE                         A = Annual           MF-R-98-11513
              MICHIGAN                      A = Annual           219830
              MISSISSIPPI                   G = Good Until S     MF-95-05-130
              MONTANA                       A = Annual           033288
              NORTH DAKOTA                  A = Annual           S150
              NEBRASKA                      A = Annual           027230
              PUERTO RICO                   A = Annual           S-15859
              SOUTH DAKOTA                  A = Annual           16202
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47767
              WASHINGTON                    G = Good Until S     C-51322
              WISCONSIN                     A = Annual           302250-03
              WEST VIRGINIA                 G = Good Until S     BC-30610

STI Classic Funds -- Investment Grade Bond Fund - IS

              ARIZONA                       A = Annual           S-0053489-QUAL
              IOWA                          A = Annual           I-37844
              MASSACHUSETTS                 A = Annual           95-5688
              MARYLAND                      A = Annual           SM931639
              MAINE                         A = Annual           MF-R 99-3687
              MICHIGAN                      A = Annual           219870
              MISSISSIPPI                   A = Annual           MF-92-04-029
              MONTANA                       A = Annual           030875
              NORTH DAKOTA                  A = Annual           S151
              NEBRASKA                      A = Annual           027006
              PUERTO RICO                   A = Annual           S-13061
              SOUTH DAKOTA                  A = Annual           10004
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40330
              WASHINGTON                    G = Good Until S     C-34214
              WISCONSIN                     A = Annual           265912-03

STI Classic Funds -- Investment Grade Bond Fund - TS

              ARIZONA                       A = Annual           S-0031250-QUAL
              IOWA                          A = Annual           I-27906
              MASSACHUSETTS                 A = Annual           95-5679
              MARYLAND                      A = Annual           SM931636
              MAINE                         A = Annual           MF-R-98-11512
              MICHIGAN                      A = Annual           219871
              MISSISSIPPI                   A = Annual           MF-92-04-028
              MONTANA                       A = Annual           030876
              NORTH DAKOTA                  G = Good Until S     H261
              NEBRASKA                      A = Annual           027007
              NEW MEXICO                    A = Annual           985519
              PUERTO RICO                   A = Annual           S-13055
              SOUTH DAKOTA                  A = Annual           15774
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40331
              VERMONT                       A = Annual           4/13/92-04
              WASHINGTON                    G = Good Until S     C-34215
              WISCONSIN                     A = Annual           265906-03

STI Classic Funds -- Investment Grade Tax-Ex Bond Fund

              ALASKA                        O = Other            98-03951
              ALABAMA                       A = Annual           703238
              ARKANSAS                      A = Annual           92-M0187-05
              CONNECTICUT                   A = Annual           SI18369
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           41405
              KANSAS                        A = Annual           92S0001097
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 01 26
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7422

STI Classic Funds -- Investment Grade Tax-Ex Bond Fund,FS

              ARIZONA                       A = Annual           S-0053490-QUAL
              IOWA                          A = Annual           I-38341
              MASSACHUSETTS                 A = Annual           95-4519-M
              MARYLAND                      A = Annual           SM950608
              MAINE                         A = Annual           MF-R-98-11514
              MICHIGAN                      A = Annual           219823
              MISSISSIPPI                   G = Good Until S     MF-95-05-137
              MONTANA                       A = Annual           033289
              NORTH DAKOTA                  A = Annual           S152
              NEBRASKA                      A = Annual           027231
              PUERTO RICO                   A = Annual           S-15862
              SOUTH DAKOTA                  A = Annual           16216
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47768
              WASHINGTON                    G = Good Until S     C-51333
              WISCONSIN                     A = Annual           302260-03
              WEST VIRGINIA                 G = Good Until S     BC-30611

STI Classic Funds -- Investment Grade Tax-Ex Bond Fd -IS

              ARIZONA                       A = Annual           S-0053491-QUAL
              IOWA                          A = Annual           I-37843
              MASSACHUSETTS                 A = Annual           95-5689
              MARYLAND                      A = Annual           SM931633
              MAINE                         A = Annual           MF-R 99-3689
              MICHIGAN                      A = Annual           219868
              MISSISSIPPI                   A = Annual           MF-92-04-033
              MONTANA                       A = Annual           030877
              NORTH DAKOTA                  A = Annual           S153
              NEBRASKA                      A = Annual           027008
              PUERTO RICO                   A = Annual           S-13062
              SOUTH DAKOTA                  A = Annual           10003
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40332
              WASHINGTON                    G = Good Until S     C-34216
              WISCONSIN                     A = Annual           265913-03

STI Classic Funds -- Investment Grade Tax-Ex Bond Fd - TS

              ARIZONA                       A = Annual           S-0031252-QUAL
              IOWA                          A = Annual           I-27907
              MASSACHUSETTS                 A = Annual           95-5680
              MARYLAND                      A = Annual           SM931635
              MAINE                         A = Annual           MF-R-98-11508
              MICHIGAN                      A = Annual           219869
              MISSISSIPPI                   A = Annual           MF-92-04-032
              MONTANA                       A = Annual           030879
              NORTH DAKOTA                  G = Good Until S     H263
              NEBRASKA                      A = Annual           027009
              NEW MEXICO                    A = Annual           985518
              PUERTO RICO                   A = Annual           S-13056
              SOUTH DAKOTA                  A = Annual           15773
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40333
              VERMONT                       A = Annual           4/13/92-05
              WASHINGTON                    G = Good Until S     C-34217
              WISCONSIN                     A = Annual           265907-03

STI Classic Funds -- U.S. Government Securities Fund

              ALASKA                        O = Other            98-03944
              ALABAMA                       A = Annual           703794
              ARKANSAS                      A = Annual           92-M0187-11
              CONNECTICUT                   A = Annual           SI29833
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           44649
              KANSAS                        A = Annual           94S0001259
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S-26 71 80
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF8424
              WEST VIRGINIA                 G = Good Until S     BC-30617

STI Classic Funds -- U.S. Government Securities Fund, FS

              ARIZONA                       A = Annual           S-0053504-QUAL
              IOWA                          A = Annual           I-38340
              MASSACHUSETTS                 A = Annual           95-4511-M
              MARYLAND                      A = Annual           SM950606
              MAINE                         A = Annual           MF-R-98-11509
              MICHIGAN                      A = Annual           219822
              MISSISSIPPI                   G = Good Until S     MF-95-05-138
              MONTANA                       A = Annual           033293
              NORTH DAKOTA                  A = Annual           S166
              NEBRASKA                      A = Annual           027235
              PUERTO RICO                   A = Annual           S-18085
              SOUTH DAKOTA                  A = Annual           16205
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47773
              WASHINGTON                    G = Good Until S     C-51328
              WISCONSIN                     A = Annual           302254-03

STI Classic Funds -- U.S. Government Securities Fund - IS

              ARIZONA                       A = Annual           S-0053505-QUAL
              IOWA                          A = Annual           I-37842
              MASSACHUSETTS                 A = Annual           95-5694
              MARYLAND                      A = Annual           SM940602
              MAINE                         A = Annual           MF-R-98-11177
              MICHIGAN                      A = Annual           219815
              MISSISSIPPI                   G = Good Until S     MF-94-04-024
              MONTANA                       A = Annual           030640
              NORTH DAKOTA                  A = Annual           S167
              NEBRASKA                      A = Annual           025694
              PUERTO RICO                   A = Annual           S-14752
              SOUTH DAKOTA                  A = Annual           15771
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-45003
              WASHINGTON                    G = Good Until S     C-38417
              WISCONSIN                     A = Annual           287103-03

STI Classic Funds -- U.S. Government Securities Fund - TS

              ARIZONA                       A = Annual           S-0039611-QUAL
              IOWA                          A = Annual           I-31789
              MASSACHUSETTS                 A = Annual           95-5691
              MARYLAND                      A = Annual           SM940601
              MAINE                         A = Annual           MF-R-98-11178
              MICHIGAN                      A = Annual           219818
              MISSISSIPPI                   G = Good Until S     MF-94-04-021
              MONTANA                       A = Annual           030641
              NORTH DAKOTA                  G = Good Until S     N471
              NEBRASKA                      A = Annual           025695
              NEW MEXICO                    A = Annual           985521
              PUERTO RICO                   A = Annual           S-14753
              SOUTH DAKOTA                  A = Annual           15770
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-45004
              VERMONT                       A = Annual           4/04/94-07
              WASHINGTON                    G = Good Until S     C-38418
              WISCONSIN                     A = Annual           287100-03

STI Classic Funds -- Limited-Term Fed. Mortgage Sec. Fund

              ALASKA                        O = Other            98-03952
              ALABAMA                       A = Annual           703816
              ARKANSAS                      A = Annual           92-M0187-09
              CONNECTICUT                   A = Annual           SI29831
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           44648
              KANSAS                        A = Annual           94S0001258
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S-26 71 79
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF8425
              WEST VIRGINIA                 G = Good Until S     BC-30612

STI Classic Funds -- Ltd-Term Fed. Mortgage Sec.,FS

              ARIZONA                       A = Annual           S-0053492-QUAL
              IOWA                          A = Annual           I-38339
              MASSACHUSETTS                 A = Annual           96-5485-MR
              MARYLAND                      A = Annual           SM950604
              MAINE                         A = Annual           MF-R-98-11507
              MICHIGAN                      A = Annual           219821
              MISSISSIPPI                   G = Good Until S     MF-95-05-139
              MONTANA                       A = Annual           033290
              NORTH DAKOTA                  A = Annual           S154
              NEBRASKA                      A = Annual           025793
              PUERTO RICO                   A = Annual           S-15856
              SOUTH DAKOTA                  A = Annual           16206
              TENNESSEE                     A = Annual           RM97-3422
              TEXAS                         G = Good Until S     C-47769
              WASHINGTON                    G = Good Until S     C-51329
              WISCONSIN                     A = Annual           302258-03

STI Classic Funds -- Ltd-Term Fed. Mort. Sec. Fund - IS

              ARIZONA                       A = Annual           S-0053493-QUAL
              IOWA                          A = Annual           I-37840
              MASSACHUSETTS                 A = Annual           96-5484-MR
              MARYLAND                      A = Annual           SM940606
              MAINE                         A = Annual           MF-R-98-11179
              MICHIGAN                      A = Annual           219813
              MISSISSIPPI                   G = Good Until S     MF-94-04-026
              MONTANA                       A = Annual           030638
              NORTH DAKOTA                  A = Annual           S155
              NEBRASKA                      A = Annual           025692
              PUERTO RICO                   A = Annual           S-14757
              SOUTH DAKOTA                  A = Annual           15768
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-45001
              WASHINGTON                    G = Good Until S     C-38383
              WISCONSIN                     A = Annual           287105-03

STI Classic Funds -- Ltd-Term Fed. Mort. Sec. Fund - TS

              ARIZONA                       A = Annual           S-0039610-QUAL
              IOWA                          A = Annual           I-31790
              MASSACHUSETTS                 A = Annual           96-5483-MR
              MARYLAND                      A = Annual           SM940605
              MAINE                         A = Annual           MF-R-98-11180
              MICHIGAN                      A = Annual           219816
              MISSISSIPPI                   G = Good Until S     MF-94-04-023
              MONTANA                       A = Annual           030639
              NORTH DAKOTA                  G = Good Until S     N470
              NEBRASKA                      A = Annual           025693
              NEW MEXICO                    A = Annual           985106
              PUERTO RICO                   A = Annual           S-14756
              SOUTH DAKOTA                  A = Annual           15769
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-45002
              VERMONT                       A = Annual           4/04/94-09
              WASHINGTON                    G = Good Until S     C-38419
              WISCONSIN                     A = Annual           287102-03

STI Classic Funds -- Short-Term Bond Fund

              ALASKA                        O = Other            99-02293
              ALABAMA                       A = Annual           703144
              ARKANSAS                      A = Annual           92-M0187-12
              CONNECTICUT                   A = Annual           SI23759
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           42966
              KANSAS                        A = Annual           93S0000986
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 24 98
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7390

STI Classic Funds -- Short-Term Bond Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053497-QUAL
              IOWA                          A = Annual           I-38338
              MASSACHUSETTS                 A = Annual           95-4512-M
              MARYLAND                      A = Annual           SM950605
              MAINE                         A = Annual           MF-R-98-11503
              MICHIGAN                      A = Annual           219820
              MISSISSIPPI                   G = Good Until S     MF-95-05-140
              MONTANA                       A = Annual           033291
              NORTH DAKOTA                  A = Annual           S159
              NEBRASKA                      A = Annual           027232
              PUERTO RICO                   A = Annual           S-15866
              SOUTH DAKOTA                  A = Annual           16207
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47770
              WASHINGTON                    G = Good Until S     C-51330
              WISCONSIN                     A = Annual           302255-03
              WEST VIRGINIA                 G = Good Until S     BC-30614

STI Classic Funds -- Short-Term Bond Fund - IS

              ARIZONA                       A = Annual           S-0053498-QUAL
              IOWA                          A = Annual           I-37839
              MASSACHUSETTS                 A = Annual           95-5702
              MARYLAND                      A = Annual           SM931643
              MAINE                         A = Annual           MF-R 99-3690
              MICHIGAN                      A = Annual           222593
              MISSISSIPPI                   G = Good Until S     MF-93-01-033
              MONTANA                       A = Annual           030874
              NORTH DAKOTA                  A = Annual           S160
              NEBRASKA                      A = Annual           036140
              PUERTO RICO                   A = Annual           S-13493
              SOUTH DAKOTA                  A = Annual           10000
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47939
              WASHINGTON                    G = Good Until S     C-35559
              WISCONSIN                     A = Annual           272040-03

STI Classic Funds -- Short-Term Bond Fund - TS

              ARIZONA                       A = Annual           S-0032553-QUAL
              IOWA                          A = Annual           I-29334
              MASSACHUSETTS                 A = Annual           95-5701
              MARYLAND                      A = Annual           SM931644
              MAINE                         A = Annual           MF-R 99-7954
              MICHIGAN                      A = Annual           222596
              MISSISSIPPI                   G = Good Until S     MF-93-01-034
              MONTANA                       A = Annual           030869
              NORTH DAKOTA                  G = Good Until S     I429
              NEBRASKA                      A = Annual           036141
              NEW MEXICO                    A = Annual           990611
              PUERTO RICO                   A = Annual           S-13493-1
              SOUTH DAKOTA                  A = Annual           13715
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47940
              VERMONT                       A = Annual           #1/04/93-04
              WASHINGTON                    G = Good Until S     C-35560
              WISCONSIN                     A = Annual           272041-03

STI Classic Funds -- Short-Term U.S. Treasury Sec. Fund

              ALASKA                        O = Other            99-02294
              ALABAMA                       A = Annual           703145
              ARKANSAS                      A = Annual           92-M0187-08
              CONNECTICUT                   A = Annual           SI23758
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           42967
              KANSAS                        A = Annual           93S0000987
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 24 98
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7377

STI Classic Funds -- Short-Term U.S. Treas. Sec. Fund, FS

              ARIZONA                       A = Annual           S-0053499-QUAL
              IOWA                          A = Annual           I-38337
              MASSACHUSETTS                 A = Annual           95-4517-M
              MARYLAND                      A = Annual           SM950603
              MAINE                         A = Annual           MF-R-98-11504
              MICHIGAN                      A = Annual           219819
              MISSISSIPPI                   G = Good Until S     MF-95-05-141
              MONTANA                       A = Annual           033294
              NORTH DAKOTA                  A = Annual           S161
              NEBRASKA                      A = Annual           027233
              PUERTO RICO                   A = Annual           S-15865
              SOUTH DAKOTA                  A = Annual           16208
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47771
              WASHINGTON                    G = Good Until S     C-51331
              WISCONSIN                     A = Annual           302259-03
              WEST VIRGINIA                 G = Good Until S     BC-30615

STI Classic Funds -- Short-Term U.S. Treas. Sec. Fd - IS

              ARIZONA                       A = Annual           S-0053500-QUAL
              IOWA                          A = Annual           I-37838
              MASSACHUSETTS                 A = Annual           95-5700
              MARYLAND                      A = Annual           SM931642
              MAINE                         A = Annual           MF-R 99-3691
              MICHIGAN                      A = Annual           222595
              MISSISSIPPI                   G = Good Until S     MF-93-01-035
              MONTANA                       A = Annual           030870
              NORTH DAKOTA                  A = Annual           S162
              NEBRASKA                      A = Annual           036142
              PUERTO RICO                   A = Annual           S-13492-2
              SOUTH DAKOTA                  A = Annual           9999
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-47941
              WASHINGTON                    G = Good Until S     C-35561
              WISCONSIN                     A = Annual           272042-03

STI Classic Funds -- Short-Term U.S. Treas. Sec. Fd - TS

              ARIZONA                       A = Annual           S-0032555-QUAL
              IOWA                          A = Annual           I-29336
              MASSACHUSETTS                 A = Annual           95-5699
              MARYLAND                      A = Annual           SM931645
              MAINE                         A = Annual           MF-R 99-7653
              MICHIGAN                      A = Annual           222594
              MISSISSIPPI                   G = Good Until S     MF-93-01-036
              MONTANA                       A = Annual           030871
              NORTH DAKOTA                  G = Good Until S     I431
              NEBRASKA                      A = Annual           036143
              NEW MEXICO                    A = Annual           990612
              PUERTO RICO                   A = Annual           S-13492-1
              SOUTH DAKOTA                  A = Annual           13716
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-41784
              VERMONT                       A = Annual           #1/04/93-02
              WASHINGTON                    G = Good Until S     C-35562
              WISCONSIN                     A = Annual           272043-03

STI Classic Funds -- Florida Tax-Exempt Bond Fund, FS

              IOWA                          A = Annual           I-38336
              SOUTH DAKOTA                  A = Annual           16203
              TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Florida Tax-Exempt Bond Fund - IS

              WASHINGTON                    G = Good Until S     C-37435

STI Classic Funds -- Florida Tax-Exempt Bond Fund - TS

              TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Georgia Tax-Exempt Bond Fund, FS

              SOUTH DAKOTA                  A = Annual           16209
              TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Georgia Tax-Exempt Bond Fund - IS

              WASHINGTON                    G = Good Until S     C-37437

STI Classic Funds -- Georgia Tax-Exempt Bond Fund - TS

              TENNESSEE                     A = Annual           RM98-3422

STI Classic Funds -- Prime Quality Money Market Fund

              ALASKA                        O = Other            98-03946
              ALABAMA                       A = Annual           703234
              ARKANSAS                      A = Annual           92-M0187-01
              CONNECTICUT                   A = Annual           SI18365
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           41322
              KANSAS                        A = Annual           92S0001098
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 01 23
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7420

STI Classic Funds -- Prime Quality Money Market Fund - IS

              ARIZONA                       A = Annual           S-0053496-QUAL
              IOWA                          A = Annual           I-37841
              MASSACHUSETTS                 A = Annual           95-5682
              MARYLAND                      A = Annual           SM931634
              MAINE                         A = Annual           MF-R 99-3692
              MICHIGAN                      A = Annual           225481
              MISSISSIPPI                   A = Annual           MF-92-04-027
              MONTANA                       A = Annual           030881
              NORTH DAKOTA                  A = Annual           S158
              NEBRASKA                      A = Annual           027010
              PUERTO RICO                   A = Annual           S-13058
              SOUTH DAKOTA                  A = Annual           10236
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-48200
              WASHINGTON                    G = Good Until S     C-34208
              WISCONSIN                     A = Annual           265909-03

STI Classic Funds -- Prime Quality Money Market Fund - TS

              ARIZONA                       A = Annual           S-0031254-QUAL
              IOWA                          A = Annual           I-27903
              MASSACHUSETTS                 A = Annual           96-5468-MR
              MARYLAND                      A = Annual           SM931640
              MAINE                         A = Annual           MF-R-98-11505
              MICHIGAN                      A = Annual           219876
              MISSISSIPPI                   A = Annual           MF-92-04-026
              MONTANA                       A = Annual           030884
              NORTH DAKOTA                  G = Good Until S     H265
              NEBRASKA                      A = Annual           027011
              NEW MEXICO                    A = Annual           985520
              PUERTO RICO                   A = Annual           S-13058-1
              SOUTH DAKOTA                  A = Annual           15776
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40335
              VERMONT                       A = Annual           4/13/92-01
              WASHINGTON                    G = Good Until S     C-34209
              WISCONSIN                     A = Annual           265903-03

STI Classic Funds -- U.S. Gov't. Securities MM Fund

              ALASKA                        O = Other            98-03947
              ALABAMA                       A = Annual           703235
              ARKANSAS                      A = Annual           92-M0187-02
              CONNECTICUT                   A = Annual           SI18366
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           41408
              KANSAS                        A = Annual           92S0001100
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 01 24
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7423

STI Classic Funds -- U.S. Gov't Securities MM Fund -IS

              ARIZONA                       A = Annual           S-0053506-QUAL
              IOWA                          A = Annual           I-38179
              MASSACHUSETTS                 A = Annual           96-5469-MR
              MARYLAND                      A = Annual           SM931630
              MAINE                         A = Annual           MF-R 99-3629
              MICHIGAN                      A = Annual           225480
              MISSISSIPPI                   A = Annual           MF-92-04-035
              MONTANA                       A = Annual           030887
              NORTH DAKOTA                  A = Annual           S168
              NEBRASKA                      A = Annual           027014
              PUERTO RICO                   A = Annual           S-13059
              SOUTH DAKOTA                  A = Annual           9998
              TENNESSEE                     A = Annual           RM98-0123
              TEXAS                         G = Good Until S     C-40338
              WASHINGTON                    G = Good Until S     C-34210
              WISCONSIN                     A = Annual           265910-03

STI Classic Funds -- U.S. Gov't Securities MM Fund -TS

              ARIZONA                       A = Annual           S-0031258-QUAL
              IOWA                          A = Annual           I-27904
              MASSACHUSETTS                 A = Annual           96-6068-MR
              MARYLAND                      A = Annual           SM931826
              MAINE                         A = Annual           MF-R-98-11510
              MICHIGAN                      A = Annual           219875
              MISSISSIPPI                   A = Annual           MF-92-04-034
              MONTANA                       A = Annual           030888
              NORTH DAKOTA                  G = Good Until S     H269
              NEBRASKA                      A = Annual           027015
              NEW MEXICO                    A = Annual           985107
              PUERTO RICO                   A = Annual           S-13059-1
              SOUTH DAKOTA                  A = Annual           15772
              TENNESSEE                     A = Annual           RM98-0123
              TEXAS                         G = Good Until S     C-40339
              VERMONT                       A = Annual           4/13/92-02
              WASHINGTON                    G = Good Until S     C-34211
              WISCONSIN                     A = Annual           265904-03

STI Classic Funds -- Tax-Exempt Money Market Fund

              ALASKA                        O = Other            98-03945
              ALABAMA                       A = Annual           703236
              ARKANSAS                      A = Annual           92-M0187-03
              CONNECTICUT                   A = Annual           SI18367
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           41407
              KANSAS                        A = Annual           92S0001099
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 26 01 25
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF7744

STI Classic Funds -- Tax-Exempt Money Market Fund - IS

              ARIZONA                       A = Annual           S-0053503-QUAL
              IOWA                          A = Annual           I-37849
              MASSACHUSETTS                 A = Annual           95-5686
              MARYLAND                      A = Annual           SM931632
              MAINE                         A = Annual           MF-R 99-3633
              MICHIGAN                      A = Annual           219872
              MISSISSIPPI                   A = Annual           MF-92-04-030
              MONTANA                       A = Annual           030885
              NORTH DAKOTA                  A = Annual           S165
              NEBRASKA                      A = Annual           027012
              PUERTO RICO                   A = Annual           S-13060
              SOUTH DAKOTA                  A = Annual           9994
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40336
              WASHINGTON                    G = Good Until S     C-34212
              WISCONSIN                     A = Annual           265911-03

STI Classic Funds -- Tax-Exempt Money Market Fund - TS

              ARIZONA                       A = Annual           S-0031256-QUAL
              IOWA                          A = Annual           I-27905
              MASSACHUSETTS                 A = Annual           95-5677
              MARYLAND                      A = Annual           SM931631
              MAINE                         A = Annual           MF-R-98-11511
              MICHIGAN                      A = Annual           219873
              MISSISSIPPI                   A = Annual           MF-92-04-031
              MONTANA                       A = Annual           030886
              NORTH DAKOTA                  G = Good Until S     H267
              NEBRASKA                      A = Annual           027013
              NEW MEXICO                    A = Annual           985515
              PUERTO RICO                   A = Annual           S-13060-1
              SOUTH DAKOTA                  A = Annual           15775
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-40337
              VERMONT                       A = Annual           4/13/92-03
              WASHINGTON                    G = Good Until S     C-34213
              WISCONSIN                     A = Annual           265905-03

STI Classic Funds -- International Equity Fund

              ALASKA                        O = Other            98 01010
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-16
              CONNECTICUT                   A = Annual           SI35860
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           46081
              KANSAS                        A = Annual           96S0000254
              MISSOURI                      A = Annual           1992-00365
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 27 28 82
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF9355
              WEST VIRGINIA                 G = Good Until S     BC-30608

STI Classic Funds -- International Equity Fund, Flex Shares

              ARIZONA                       A = Annual           S-0053484-QUAL
              IOWA                          A = Annual           I-34738
              MASSACHUSETTS                 A = Annual           96-5481-MR
              MARYLAND                      A = Annual           SM951033
              MAINE                         A = Annual           MF-R 99-3315
              MICHIGAN                      A = Annual           220836
              MISSISSIPPI                   G = Good Until S     MF-95-09-037
              MONTANA                       A = Annual           033738
              NORTH DAKOTA                  A = Annual           S146
              NEBRASKA                      A = Annual           032050
              PUERTO RICO                   A = Annual           S-16148-2
              SOUTH DAKOTA                  A = Annual           11641
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-48405
              WASHINGTON                    G = Good Until S     C-52753
              WISCONSIN                     A = Annual           305378-03

STI Classic Funds -- International Equity Fund - IS

              ARIZONA                       A = Annual           S-0053485-QUAL
              IOWA                          A = Annual           I-34739
              MASSACHUSETTS                 A = Annual           96-5472-MR
              MARYLAND                      A = Annual           SM951032
              MAINE                         A = Annual           MF-R 99-3316
              MICHIGAN                      A = Annual           220834
              MISSISSIPPI                   G = Good Until S     MF-95-09-036
              MONTANA                       A = Annual           33739
              NORTH DAKOTA                  A = Annual           S147
              NEBRASKA                      A = Annual           032051
              PUERTO RICO                   A = Annual           S-16148-1
              SOUTH DAKOTA                  A = Annual           11642
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-48406
              WASHINGTON                    G = Good Until S     C-52752
              WISCONSIN                     A = Annual           305379-03

STI Classic Funds -- International Equity Fund - TS

              ARIZONA                       A = Annual           S-0046146-QUAL
              IOWA                          A = Annual           I-34740
              MASSACHUSETTS                 A = Annual           96-5473-MR
              MARYLAND                      A = Annual           SM951031
              MAINE                         A = Annual           MF-R 99-3317
              MICHIGAN                      A = Annual           220835
              MISSISSIPPI                   G = Good Until S     MF-95-09-035
              MONTANA                       A = Annual           33740
              NORTH DAKOTA                  G = Good Until S     N324
              NEBRASKA                      A = Annual           032052
              NEW MEXICO                    A = Annual           988441
              PUERTO RICO                   A = Annual           S-16148
              SOUTH DAKOTA                  A = Annual           11643
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-48407
              VERMONT                       A = Annual           9/18/95-08
              WASHINGTON                    G = Good Until S     C-51887
              WISCONSIN                     A = Annual           305380-03

STIC-Classic Inst. U.S. Treasury Securities Money Market

              NEW YORK                      O = Other            S 27 71 27
              TENNESSEE                     A = Annual           M98-3422

STIC-STI Classic Institutional Cash Management MM Fund

              NEW YORK                      O = Other            S 27 71 26
              TENNESSEE                     A = Annual           RM98-3422
              WEST VIRGINIA                 G = Good Until S     BC-30606

STI Classic Funds -- Small Cap Equity Fund

              ALASKA                        O = Other            99-01855
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-21
              CONNECTICUT                   A = Annual           SI41862
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           47527
              KANSAS                        A = Annual           97S0000652
              MISSOURI                      A = Annual           1992-00368
              MONTANA                       A = Annual           36238
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 27 73 57
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF10395

STI Classic Funds -- Small Cap Equity Fund, Flex Shares

              ARIZONA                       A = Annual           S-0054594-QUAL
              IOWA                          A = Annual           I-38676
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           SM970817
              MAINE                         A = Annual           MF-R-98-11506
              MICHIGAN                      A = Annual           228102
              MISSISSIPPI                   A = Annual           MF-97-05-218
              MONTANA                       A = Annual           37007
              NORTH DAKOTA                  A = Annual           S879
              NEBRASKA                      A = Annual           027340
              NEW MEXICO                    A = Annual           985523
              PUERTO RICO                   A = Annual           S-17663-1
              SOUTH DAKOTA                  A = Annual           9196
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-53015
              VERMONT                       A = Annual           6/06/97-16
              WASHINGTON                    G = Good Until S     C-56123
              WISCONSIN                     A = Annual           332590-03
              WEST VIRGINIA                 G = Good Until S     MF-22332

STI Classic Funds -- Small Cap Equity Fund, Trust Shares

              ARIZONA                       A = Annual           S-0053076-QUAL
              IOWA                          A = Annual           I-37651
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           SM962000
              MAINE                         A = Annual           MF-R 99-5929
              MICHIGAN                      A = Annual           226786
              MISSISSIPPI                   A = Annual           MF-96-12-079
              NORTH DAKOTA                  A = Annual           R908
              NEBRASKA                      A = Annual           035459
              NEW MEXICO                    A = Annual           988440
              PUERTO RICO                   A = Annual           S-17663
              SOUTH DAKOTA                  A = Annual           8669
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-51878
              VERMONT                       A = Annual           12/11/96-02
              WASHINGTON                    G = Good Until S     C-55068
              WISCONSIN                     A = Annual           324676-03
              WEST VIRGINIA                 G = Good Until S     BC-3246

STI Classic Funds -- Emerging Markets Equity Fund

              ALASKA                        O = Other            99-01854
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-20
              CONNECTICUT                   A = Annual           SI41861
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           47528
              KANSAS                        A = Annual           97S0000651
              MISSOURI                      A = Annual           1992-00365
              MONTANA                       A = Annual           36234
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 27 73 56
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF10387

STI Classic Funds -- Emerging Markets Equity Fund, Trust Shares

              ARIZONA                       A = Annual           S-0053075-QUAL
              IOWA                          A = Annual           I-37650
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           SM961999
              MAINE                         A = Annual           MF-R 99-5930
              MICHIGAN                      A = Annual           226787
              MISSISSIPPI                   A = Annual           MF-96-12-080
              NORTH DAKOTA                  A = Annual           R907
              NEBRASKA                      A = Annual           035458
              NEW MEXICO                    A = Annual           988439
              PUERTO RICO                   A = Annual           S-17662
              SOUTH DAKOTA                  A = Annual           8668
              TENNESSEE                     A = Annual           RM98-3422
              TEXAS                         G = Good Until S     C-51877
              VERMONT                       A = Annual           12/11/96-03
              WASHINGTON                    G = Good Until S     C-55069
              WISCONSIN                     A = Annual           324306-03
              WEST VIRGINIA                 G = Good Until S     BC-3245

STI Classic Funds -- Small Cap Growth Stock Fund

              ALASKA                        O = Other            99-00865
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-24
              CONNECTICUT                   A = Annual           SI48244
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           49844
              KANSAS                        A = Annual           99s0000318
              MISSOURI                      A = Annual           1992-00365
              MONTANA                       A = Annual           39881
              NEVADA                        A = Annual
              NEW YORK                      O = Other
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF11813

STI Classic Funds -- Small Cap Growth Stock Fd - FS

              ARIZONA                       A = Annual           S-0060916-QUAL
              IOWA                          A = Annual           I-43085
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           sm982785
              MAINE                         A = Annual           MF 99-6498
              MICHIGAN                      A = Annual           229880
              MISSISSIPPI                   A = Annual           MF-98-12-119
              MONTANA                       A = Annual           40486
              NORTH DAKOTA                  G = Good Until S     X142
              NEBRASKA                      A = Annual           034233
              NEW MEXICO                    A = Annual           685942
              PUERTO RICO                   A = Annual           S-20327
              SOUTH DAKOTA                  A = Annual           17683
              TENNESSEE                     A = Annual
              TEXAS                         G = Good Until S     C-57913
              VERMONT                       A = Annual           12/17/98-12
              WASHINGTON                    G = Good Until S     c-60671
              WISCONSIN                     A = Annual           359614-03
              WEST VIRGINIA                 G = Good Until S     MF-33845

STI Classic Funds -- Small Cap Growth Stock Fund - TS

              ARIZONA                       A = Annual           S-0059953-QUAL
              IOWA                          A = Annual           I-42406
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           SM982094
              MAINE                         A = Annual           MF 99-2757
              MICHIGAN                      A = Annual           229051
              MISSISSIPPI                   A = Annual           MF-98-09-198
              NORTH DAKOTA                  G = Good Until S     W845
              NEBRASKA                      A = Annual           031146
              NEW MEXICO                    A = Annual           681767
              PUERTO RICO                   A = Annual           S-19966
              SOUTH DAKOTA                  A = Annual           17099
              TENNESSEE                     A = Annual           M98-4014
              TEXAS                         G = Good Until S     C-57199
              VERMONT                       A = Annual           9/30/98-28
              WASHINGTON                    G = Good Until S     c-59955
              WISCONSIN                     A = Annual           354324-03
              WEST VIRGINIA                 G = Good Until S     MF-33168

STI Classic Funds -- Tax Sensitive Growth Stock Fund

              ALASKA                        O = Other            99-01978
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           92-M0187-25
              CONNECTICUT                   A = Annual           SI49089
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           50183
              KANSAS                        A = Annual           99s0000668
              MISSOURI                      A = Annual           1992-00365
              MONTANA                       A = Annual
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 28 56 26
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF11973

STI Classic Funds -- Tax Sensitive Growth Stock Fund - Flex

              ARIZONA                       A = Annual           S-0060917-QUAL
              IOWA                          A = Annual           I-43086
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           sm982786
              MAINE                         A = Annual           MF 99-6499
              MICHIGAN                      A = Annual           229879
              MISSISSIPPI                   A = Annual           MF-98-12-118
              MONTANA                       A = Annual           40487
              NORTH DAKOTA                  G = Good Until S     X143
              NEBRASKA                      A = Annual           034234
              NEW MEXICO                    A = Annual           685943
              PUERTO RICO                   A = Annual           S-20330
              SOUTH DAKOTA                  A = Annual           17682
              TENNESSEE                     A = Annual
              TEXAS                         G = Good Until S     C-57914
              VERMONT                       A = Annual           12/17/98-11
              WASHINGTON                    G = Good Until S     c-60670
              WISCONSIN                     A = Annual           359615-03
              WEST VIRGINIA                 G = Good Until S     MF-33844

STI Classic Funds -- Tax Sensitive Growth Stock Fund - Trust

              ARIZONA                       A = Annual           S-0061071-QUAL
              IOWA                          A = Annual           I-43078
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           sm982774
              MAINE                         A = Annual           MF 99-6491
              MICHIGAN                      A = Annual           277934
              MISSISSIPPI                   A = Annual           MF-98-12-115
              NORTH DAKOTA                  G = Good Until S     X144
              NEBRASKA                      A = Annual
              NEW HAMPSHIRE                 A = Annual
              NEW MEXICO                    A = Annual           685842
              PUERTO RICO                   A = Annual           S-20331
              SOUTH DAKOTA                  A = Annual           17613
              TENNESSEE                     A = Annual
              TEXAS                         G = Good Until S     C-57912
              VERMONT                       A = Annual           12/17/98-02
              WASHINGTON                    G = Good Until S     C-60662
              WISCONSIN                     A = Annual           359359-03
              WEST VIRGINIA                 G = Good Until S      33843

STI Classic Funds -- STI Classic U.S. Treasury Sec. MM Fund

              ALASKA                        N = Not Register
              ALABAMA                       N = Not Register
              ARKANSAS                      A = Annual           95-M0571-01
              CONNECTICUT                   A = Annual           SI35078
              DELAWARE                      A = Annual
              HAWAII                        N = Not Register
              IDAHO                         N = Not Register
              MISSOURI                      N = Not Register
              NEVADA                        N = Not Register
              NEW YORK                      O = Other            S-25 56 46
              RHODE ISLAND                  N = Not Register
              SOUTH CAROLINA                A = Annual           MF9209

STI Classic Funds -- STI Classic U.S. Treasury Sec.MM - Trust

              ARIZONA                       N = Not Register
              IOWA                          N = Not Register
              MASSACHUSETTS                 N = Not Register
              MARYLAND                      A = Annual           SM911551
              MAINE                         N = Not Register
              MICHIGAN                      A = Annual           220153
              MISSISSIPPI                   G = Good Until S     MF-95-06-154
              MONTANA                       N = Not Register
              NORTH DAKOTA                  N = Not Register
              NEBRASKA                      N = Not Register
              NEW MEXICO                    N = Not Register
              PUERTO RICO                   N = Not Register
              SOUTH DAKOTA                  N = Not Register
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-47994
              VERMONT                       A = Annual           6/27/95-28
              WASHINGTON                    N = Not Register
              WISCONSIN                     N = Not Register
              WEST VIRGINIA                 N = Not Register

STI Classic Funds -- Tax Free Money Market Fund

              ALASKA                        O = Other            99-01605
              ALABAMA                       A = Annual
              ARKANSAS                      A = Annual           95-M0571-03
              CONNECTICUT                   A = Annual           SI-35077
              DELAWARE                      A = Annual
              HAWAII                        A = Annual
              IDAHO                         A = Annual           47526
              KANSAS                        A = Annual           97S0000650
              MISSOURI                      A = Annual           1996-01143
              NEVADA                        A = Annual
              NEW YORK                      O = Other            S 25 56 47
              RHODE ISLAND                  A = Annual
              SOUTH CAROLINA                A = Annual           MF9211

STI Classic Funds -- Tax Free Money Market Fund - Investor

              ARIZONA                       A = Annual           S-0053079-QUAL
              IOWA                          A = Annual           I-37652
              MASSACHUSETTS                 A = Annual
              MARYLAND                      A = Annual           SM940632
              MAINE                         A = Annual           MF-R 99-4767
              MICHIGAN                      A = Annual           220152
              MISSISSIPPI                   G = Good Until S     MF-95-06-153
              MONTANA                       A = Annual           36214
              NORTH DAKOTA                  G = Good Until S     S815
              NEBRASKA                      A = Annual           033015
              NEW MEXICO                    A = Annual           670888
              PUERTO RICO                   A = Annual           S-17737
              SOUTH DAKOTA                  A = Annual           15452
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-47991
              VERMONT                       A = Annual           6/27/95-27
              WASHINGTON                    G = Good Until S     C-55070
              WISCONSIN                     A = Annual           324679-03
              WEST VIRGINIA                 N = Not Register

STI Classic Funds -- Tax Free Money Market Fund - Trust Shares

              IOWA                          N = Not Register
              MASSACHUSETTS                 N = Not Register
              MARYLAND                      A = Annual           SM911550
              MAINE                         N = Not Register
              MICHIGAN                      A = Annual           220156
              MISSISSIPPI                   G = Good Until S     MF-95-06-152
              MONTANA                       N = Not Register
              NORTH DAKOTA                  N = Not Register
              NEBRASKA                      N = Not Register
              NEW MEXICO                    N = Not Register
              PUERTO RICO                   N = Not Register
              SOUTH DAKOTA                  N = Not Register
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-47992
              VERMONT                       A = Annual           6/27/95-26
              WASHINGTON                    N = Not Register
              WISCONSIN                     N = Not Register
              WEST VIRGINIA                 N = Not Register

STI Classic Funds -- Institutional U.S. Government Securities

              ALABAMA                       N = Not Register
              NEW YORK                      N = Not Register

STI Classic Funds -- Institutional U.S. Government Securities

              MARYLAND                      A = Annual           SM941120
              TENNESSEE                     N = Not Register

STI Classic Funds  - Growth and Income Fund

              ALASKA                        N = Not Register
              ALABAMA                       N = Not Register
              ARKANSAS                      A = Annual           95-M0571-10
              CONNECTICUT                   A = Annual           SI35069
              DELAWARE                      A = Annual
              HAWAII                        N = Not Register
              IDAHO                         N = Not Register
              KANSAS                        N = Not Register
              MISSOURI                      N = Not Register
              NEVADA                        N = Not Register
              NEW YORK                      O = Other            S 26 15 09
              RHODE ISLAND                  N = Not Register
              SOUTH CAROLINA                A = Annual           MF9218

STI Classic Funds -- Growth and Income Fund - Flex Shares

              ARIZONA                       N = Not Register
              IOWA                          N = Not Register
              MASSACHUSETTS                 N = Not Register
              MARYLAND                      A = Annual           SM950326
              MAINE                         N = Not Register
              MICHIGAN                      A = Annual           220136
              MISSISSIPPI                   G = Good Until S     MF-95-06-135
              MONTANA                       N = Not Register
              NORTH DAKOTA                  N = Not Register
              NEBRASKA                      N = Not Register
              PUERTO RICO                   N = Not Register
              SOUTH DAKOTA                  A = Annual           15459
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-47996
              VERMONT                       A = Annual           6/27/95-07
              WASHINGTON                    N = Not Register
              WISCONSIN                     N = Not Register
              WEST VIRGINIA                 G = Good Until S     BC-1311

STI Classic Funds -- Growth and Income Fund - Investor Shares

              ARIZONA                       N = Not Register
              IOWA                          N = Not Register
              MASSACHUSETTS                 N = Not Register
              MARYLAND                      A = Annual           SM940626
              MAINE                         N = Not Register
              MICHIGAN                      A = Annual           220146
              MISSISSIPPI                   G = Good Until S     MF-95-06-136
              MONTANA                       N = Not Register
              NORTH DAKOTA                  N = Not Register
              NEBRASKA                      N = Not Register
              NEW MEXICO                    N = Not Register
              PUERTO RICO                   N = Not Register
              SOUTH DAKOTA                  A = Annual           15458
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-47995
              VERMONT                       A = Annual           6/27/95-08
              WASHINGTON                    N = Not Register
              WISCONSIN                     N = Not Register
              WEST VIRGINIA                 N = Not Register

STI Classic Funds -- Growth and Income Fund - Trust Shares

              ARIZONA                       N = Not Register
              IOWA                          N = Not Register
              MASSACHUSETTS                 N = Not Register
              MARYLAND                      A = Annual           SM920856
              MAINE                         N = Not Register
              MICHIGAN                      A = Annual           220137
              MISSISSIPPI                   G = Good Until S     MF-95-06-134
              MONTANA                       N = Not Register
              NORTH DAKOTA                  N = Not Register
              NEBRASKA                      N = Not Register
              NEW MEXICO                    N = Not Register
              PUERTO RICO                   N = Not Register
              SOUTH DAKOTA                  N = Not Register
              TENNESSEE                     A = Annual           RM98-0037
              TEXAS                         G = Good Until S     C-47997
              VERMONT                       A = Annual           6/27/95-06
              WASHINGTON                    N = Not Register
              WISCONSIN                     N = Not Register
              WEST VIRGINIA                 N = Not Register

STI Classic Funds -- Virginia Intermediate Municipal Bond

              ARKANSAS                      A = Annual           95-M0571-08
              CONNECTICUT                   A = Annual           SI35071
              DELAWARE                      A = Annual
              NEW YORK                      O = Other            S 27 75 77
              SOUTH CAROLINA                A = Annual           MF9216

STI Classic Funds -- Virginia Intermediate Municipal Bond

              MARYLAND                      A = Annual           SM950319
              MICHIGAN                      A = Annual           220139
              MISSISSIPPI                   G = Good Until S     MF-95-06-142
              SOUTH DAKOTA                  A = Annual           15455
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-47998
              VERMONT                       A = Annual           6/27/95-13
              WEST VIRGINIA                 N = Not Register

STI Classic Virginia Intermediate Municipal Bond Fd - Trust

              MARYLAND                      A = Annual           SM950320
              MICHIGAN                      A = Annual           220143
              MISSISSIPPI                   G = Good Until S     MF-95-06-140
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-48000
              VERMONT                       A = Annual           6/27/95-12
              WEST VIRGINIA                 N = Not Register

STI Classic Funds -- Virginia Municipal Bond Fund

              ARKANSAS                      A = Annual           95-M0571-09
              CONNECTICUT                   A = Annual           SI35070
              DELAWARE                      A = Annual           1257
              NEW YORK                      O = Other            S 26 15 10
              SOUTH CAROLINA                A = Annual           MF9217

STI Classic Funds -- Virginia Municipal Bond Fund - Flex Shares

              MARYLAND                      A = Annual           SM950321
              MICHIGAN                      A = Annual           220148
              MISSISSIPPI                   G = Good Until S     MF-95-06-138
              SOUTH DAKOTA                  A = Annual           15456
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-48002
              VERMONT                       A = Annual           6/27/95-10
              WEST VIRGINIA                 G = Good Until S     BC-1315

STI Classic Funds -- Virginia Municipal Bond Fd - Trust Shares

              MARYLAND                      A = Annual           SM920857
              MICHIGAN                      A = Annual           220147
              MISSISSIPPI                   G = Good Until S     MF-95-06-137
              TENNESSEE                     A = Annual           RM99-0037
              TEXAS                         G = Good Until S     C-48003
              VERMONT                       A = Annual           6/27/95-09
              WEST VIRGINIA                 G = Good Until S     BC-28516

STI Classic Funds -- Maryland Municipal Bond Fd - Flex Shares

              MARYLAND                      A = Annual           SM960183
              SOUTH DAKOTA                  A = Annual           15457

STI Classic Funds -- Maryland Municipal Bond Fd - Trust Shares

              MARYLAND                      A = Annual           SM970437

STI Classic Funds -- Maximum Growth Portfolio

              ALABAMA                       N = Not Register

STI Classic Funds -- Maximum Growth Portfolio - Trust Shares

              MARYLAND                      A = Annual           SM970858
              TENNESSEE                     N = Not Register

STI Classic Funds -- Growth and Income Portfolio

              ALABAMA                       N = Not Register

STI Classic Funds -- Growth and Income Portfolio - Trust

              MARYLAND                      A = Annual           SM970859

STI Classic Funds -- Balanced Portfolio

              ALABAMA                       N = Not Register

STI Classic Funds -- Balanced Portfolio - Trust Shares

              MARYLAND                      A = Annual           SM970860

STI Classic Funds -- Contrarian Equity & Tax Free Income PROS

              OKLAHOMA                      A = Annual           I-3955697
              OREGON                        A = Annual           97-0966

STI Classic Funds -- Tennessee Tax Exempt Bond Fund - Investor Sh

              OUTSIDE U.S.                  N = Not Register
              PENNSYLVANIA                  N = Not Register
              TENNESSEE                     N = Not Register     RM98-3422

STI Classic Funds -- Tennessee Tax Exempt Bond Fund - Trust Shs.

              GEORGIA                       N = Not Register
              OUTSIDE U.S.                  N = Not Register
              PENNSYLVANIA                  N = Not Register

STI Classic Funds -- Contrarian Equity Fund (SEC eff 9/29/97)

              DELAWARE                      A = Annual
              MISSOURI                      A = Annual           1992-00365
              RHODE ISLAND                  A = Annual

STI Classic Funds -- Contrarian Equity Fund, Trust Shares

              MICHIGAN                      A = Annual           276264
              WASHINGTON                    G = Good Until S     C-56969
              WISCONSIN                     A = Annual           336423-03

STI Classic Funds -- Tax Free Income Fund (SEC eff 9/29/97)

              ARKANSAS                      A = Annual           92-M01870-22
              DELAWARE                      A = Annual
              KANSAS                        A = Annual           98S0000313
              MISSOURI                      A = Annual           1992-00365
              RHODE ISLAND                  A = Annual

STI Classic Funds -- Tax Free Income Fund, Trust Shares

              NORTH DAKOTA                  A = Annual           T810
              WASHINGTON                    G = Good Until S     C-56968
              WISCONSIN                     A = Annual           336424-03

STI Classic Funds -- Tennessee Tax-Exempt Bond Fund, FS

              OUTSIDE U.S.                  N = Not Register
              PENNSYLVANIA                  N = Not Register
              TENNESSEE                     N = Not Register     RM98-3422

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
STI Classic Funds and the
Securities and Exchange Commission:

We have examined management's assertion about the Balanced, Capital Appreciation, Mid-Cap Equity, Small Cap Equity, Sunbelt Equity, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Prime Quality Money Market, Tax-Exempt Money Market, U.S. Government Securities Money Market, Classic Institutional Cash Management Money Market, and Classic Institutional U.S. Treasury Securities Money Market Funds of STI Classic Funds' (the "Trust's") compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 as of June 30, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, and with respect to agreement of security purchases and sales, for the period from May 31, 1998 (the date of our last examination) through June 30, 1998:

     We agreed a sample of securities shown on the books and records of STI Classic Funds as of June 30, 1998 to the safekeeping reports of SunTrust Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

     For all securities shown on the safekeeping reports of SunTrust Bank as of June 30, 1998 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by STI Classic Funds), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bankers
     Trust, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of SunTrust Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the
     resolution   of  such   reconciling   items   between  the   custodian  and
     subcustodians.

     We confirmed all repurchase agreements shown on the books and records of STI Classic Funds as of June 30, 1998 with brokers, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the SunTrust Bank safekeeping reports, noting that such collateral was held for the account of STI Classic Funds.

     We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Balanced, Capital Appreciation, Mid-Cap Equity, Small Cap Equity, Sunbelt Equity, Value Income Stock, Florida Tax-Exempt Bond, Georgia Tax-Exempt Bond, Investment Grade Bond, Investment Grade Tax-Exempt Bond, Limited-Term Federal Mortgage Securities, Short-Term Bond, Short-Term U.S. Treasury Securities, U.S. Government Securities, Prime Quality Money Market, Tax-Exempt Money Market, U.S. Government Securities Money Market, Classic Institutional Cash Management Money Market, and Classic Institutional U.S. Treasury Securities Money Market Funds of STI Classic Funds was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of STI Classic Funds and the Securities and Exchange Commission, and should not be used for any other purpose.


                                                         /s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
August 28, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
STI Classic Variable Trust and the
Securities and Exchange Commission:

We have examined management's assertion about the Capital Appreciation, Mid-Cap Equity, Small Cap Equity, Value Income, and Investment Grade Bond Funds of STI Classic Variable Trust's (the "Trust's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of June 30, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, and with respect to agreement of security purchases and sales, for the period from May 31, 1998 (the date of our last examination) through June 30, 1998:

     We agreed a sample of securities shown on the books and records of STI Classic Variable Trust as of June 30, 1998 to the safekeeping reports of SunTrust Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

     For all securities shown on the safekeeping reports of SunTrust Bank as of June 30, 1998 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by STI Classic Variable Trust), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bankers Trust, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of SunTrust Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the
     resolution   of  such   reconciling   items   between  the   custodian  and
     subcustodians.

     We confirmed all repurchase agreements shown on the books and records of STI Classic Variable Trust as of June 30, 1998 with brokers, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the SunTrust Bank safekeeping reports, noting that such collateral was held for the account of STI Classic Variable Trust.

     We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the Capital Appreciation, Mid-Cap Equity, Small Cap Equity, Value Income, and Investment Grade Bond Funds of STI Classic Variable Trust Funds was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of STI Classic Variable Trust and the Securities and Exchange Commission, and should not be used for any other purpose.


                                                         /s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
August 28, 1998